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                                                                     Exhibit 5.1

                   [JONES, DAY, REAVIS & POGUE LETTERHEAD]



                                 July 27, 1998

Bristol Hotels & Resorts
14295 Midway Road
Dallas, Texas  75244


             Re: Registration on Form S-8 of 7,091,250 Shares of Common Stock, par value $0.01 per share, of Bristol Hotels & Resorts

Ladies and Gentlemen:

         We have acted as counsel for Bristol Hotels & Resorts, a Delaware corporation (the "Company"), in connection with the registration of 7,091,250 shares (the "Shares") of common stock, par value $0.01 per share ("Common Stock") of the Company pursuant to the Company's registration statement on Form S-8 (the "Registration Statement").

         We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on these examinations and on the assumptions set forth below, we are of the opinion that the Shares are duly authorized and, when issued and delivered in accordance with the provisions of the Company's 1998 Equity Incentive Plan and the Company's Non-Employee Directors Stock Option Plan (the "BHR Plans") and in accordance with the Bristol Hotel Company Amended 1995 Equity Incentive Plan and the Bristol Hotel Company Stock Option Plan for Non-Employee Directors (the "BHC Plans") as assumed by the Company, in each case against payment of the consideration therefor as provided in the BHR Plans and the BHC Plans and having a value not less than par value thereof, will be validly issued, fully paid, and nonassessable.

         In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                        Very truly yours,


                                        /s/ Jones, Day, Reavis & Pogue